                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                              (Amendment No. 1)(1)


                             WORLD COLOR PRESS, INC.
                                (Name of Issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                         (Title of Class of Securities)


                                   981443-10-4
                                 (CUSIP Number)



                                December 31, 1998
             (Date of Event Which Requires Filing of this Statement)

        Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


         [ ]     Rule 13d-1(b)
         [ ]     Rule 13d-1(c)
         [X]     Rule 13d-1(d)



--------------------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act however, see the Notes).

CUSIP NO.    981443-10-4              13G               PAGE  2    OF  11 PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          APC ASSOCIATES, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    2,201,379
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   2,201,379
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,201,379
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          5.7%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    981443-10-4              13G               PAGE  3    OF  11 PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          GR ASSOCIATES, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,534,465
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,534,465
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,534,465
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          4.0%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    981443-10-4              13G               PAGE  4    OF  11 PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          WCP ASSOCIATES, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    4,583,212
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   4,583,212
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          4,583,212
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------

CUSIP NO.    981443-10-4              13G               PAGE  5    OF  11 PAGES
         ---------------------                              -----    -----

  (1)     NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          KKR PARTNERS II, L.P.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a)   [   ]
                                                                    (b)   [ X ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          DELAWARE
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    5,326
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     -0-
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   5,326
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               -0-
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          5,326
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES                                                          [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          *
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON
          PN
          ---------------------------------------------------------------------



* Less than 0.1%.

ITEM 1.

        (a)    NAME OF ISSUER:

               World Color Press, Inc.

        (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               The Mill
               340 Pemberwick Road
               Greenwich, CT 06831

ITEM 2.

        (a)    NAME OF PERSONS FILING:

               APC Associates, L.P.
               GR Associates, L.P.
               WCP Associates, L.P.
               KKR Partners II, L.P.

        (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:

               c/o Kohlberg Kravis Roberts & Co.
               9 West 57th Street
               New York, New York 10019

        (c)    CITIZENSHIP:

               APC Associates, L.P. - Delaware
               GR Associates, L.P. - Delaware
               WCP Associates, L.P. - Delaware
               KKR Partners II, L.P. - Delaware

        (d)    TITLE OF CLASS OF SECURITIES:

               Common Stock, par value $.01 per share

        (e)    CUSIP NUMBER:

               981443-10-4

ITEM 3.        Not applicable



                               Page 6 of 11 pages.

ITEM 4.        OWNERSHIP

        (a)    AMOUNT BENEFICIALLY OWNED:

               KKR Associates, L.P., a New York limited partnership, is the sole general partner of each of APC Associates, L.P., a Delaware limited partnership, GR Associates, a Delaware limited partnership, WCP Associates, L.P., a Delaware limited partnership, and KKR Partners II, L.P., a Delaware limited partnership, in which capacity it may be deemed to be the beneficial owner of the shares of World Color Press, Inc. common stock beneficially owned by APC Associates, L.P., GR Associates, L.P., WCP Associates, L.P. and KKR Partners II, L.P. As of December 31, 1998, (1) APC Associates, L.P. was the record owner of 2,201,379 shares of common stock of World Color Press, Inc.;
               (2) GR Associates, L.P. was the record owner of 1,534,465 shares of common stock of World Color Press, Inc.; (3) WCP Associates, L.P. was the record owner of 4,583,212 shares of common stock of World Color Press, Inc.; and (4) KKR Partners II, L.P. was the record owner of 5,326 shares of common stock of World Color Press, Inc. In addition to the foregoing, as of December 31, 1998, KKR Associates, L.P. was the record owner of 692,107 shares of common stock of World Color Press, Inc. Henry R. Kravis, George R. Roberts, Paul E. Raether, Robert I. MacDonnell, Michael
               W. Michelson, James H. Greene, Jr., Michael T. Tokarz, Edward A. Gilhuly, Perry Golkin, Clifton S. Robbins and Scott Stuart are the general partners of KKR Associates, L.P., and Messrs. Kravis and Roberts are also the members of the Executive Committee of KKR Associates, L.P., and in such capacity may be deemed to share beneficial ownership of any shares of common stock of World Color Press, Inc. that KKR Associates, L.P. may beneficially own or be deemed to beneficially own, but disclaim any such beneficial ownership.

        (b)    PERCENT OF CLASS:

               See Item 11 of each cover page.

        (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

               (i)    Sole power to vote or direct the vote:

                      See Item 5 of each cover page.

               (ii)   Shared power to vote or to direct the vote:

                      See Item 6 of each cover page.

               (iii)  Sole power to dispose or to direct the disposition of:

                      See Item 7 of each cover page.



                               Page 7 of 11 pages.

               (iv)   Shared power to dispose or to direct the disposition of:

                      See Item 8 of each cover page.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

               See Item 4 above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

               APC Associates, L.P., GR Associates, L.P., WCP Associates, L.P. and KKR Partners II, L.P. are limited partnerships, the sole general partner of each of which is KKR Associates, L.P. As sole general partner of each of APC Associates, L.P., GR Associates, L.P., WCP Associates, L.P. and KKR Partners II, L.P., KKR Associates, L.P. may be deemed to be the beneficial owner of the securities held by such limited partnerships. APC Associates, L.P., GR Associates, L.P., WCP Associates, L.P. and KKR
               Partners II, L.P. may be deemed to be a group in relation to their respective investments in World Color Press, Inc. APC Associates, L.P., GR Associates, L.P., WCP Associates, L.P. and KKR Partners II, L.P. do not affirm the existence of a group.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP

               Not applicable.

ITEM 10.       CERTIFICATION

               Not applicable.



                               Page 8 of 11 pages.

                                    SIGNATURE


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 16, 1999

                                        APC ASSOCIATES, L.P.
                                        By:    KKR ASSOCIATES, L.P.
                                        Its:   General Partner

                                               By:    \s\ Salvatore Badalamenti
                                                      -------------------------
                                               Name:  Salvatore Badalamenti
                                               Title: Attorney-in-Fact for
                                                      Henry R. Kravis,
                                                      General Partner


                                        GR ASSOCIATES, L.P.
                                        By:    KKR ASSOCIATES, L.P.
                                        Its:   General Partner

                                               By:    \s\ Salvatore Badalamenti
                                                      -------------------------
                                               Name:  Salvatore Badalamenti
                                               Title: Attorney-in-Fact for
                                                      Henry R. Kravis,
                                                      General Partner


                                        WCP ASSOCIATES, L.P.
                                        By:    KKR ASSOCIATES, L.P.
                                        Its:   General Partner

                                               By:    \s\ Salvatore Badalamenti
                                                      -------------------------
                                               Name:  Salvatore Badalamenti
                                               Title: Attorney-in-Fact for
                                                      Henry R. Kravis,
                                                      General Partner


                                        KKR PARTNERS II, L.P.
                                        By:    KKR ASSOCIATES, L.P.
                                        Its:   General Partner

                                               By:    \s\ Salvatore Badalamenti
                                                      -------------------------
                                               Name:  Salvatore Badalamenti
                                               Title: Attorney-in-Fact for
                                                      Henry R. Kravis,
                                                      General Partner




                               Page 9 of 11 pages.

                                  EXHIBIT INDEX


Exhibit 1 -    Joint Filing Agreement (incorporated by reference to Exhibit 1 to the Statements on Schedule 13G of APC Associates, L.P., GR
               Associates, L.P., WCP Associates, L.P. and KKR Partners II, L.P.
               filed on February 13, 1993).

Exhibit 24 -   Power of Attorney









                              Page 10 of 11 pages.